Exhibit 10.1

AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Agreement”) is made this 13th day of May, 2009, by and between VISHAY INTERTECHNOLOGY, INC., a Delaware corporation (“Vishay”), and DR. FELIX ZANDMAN (the “Executive”).

W I T N E S S E T H:

WHEREAS, Vishay and Executive are parties to an Amended and Restated Employment Agreement dated January 1, 2004 (the “Original Agreement”); and

WHEREAS, Section 8.5 of the Original Agreement provides that Vishay and Executive may amend the Original Agreement by mutual agreement in writing; and

WHEREAS, in recognition of Executive’s significant prior and future service to Vishay, and in order to eliminate the obligations of Vishay set forth in Section 6.2(b)(ii) and Section 6.3 of the Original Agreement, Vishay and Executive desire to amend and restate the Original Agreement in its entirety; and

WHEREAS, Vishay desires to continue to employ Executive, and Executive desires to accept continued employment by Vishay upon the terms and conditions of the employment relationship as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.    Definitions.

1.1.    “Accrued Compensation” means (i) earned but unpaid base salary and (ii) unpaid expense reimbursements.

1.2.    “Board of Directors” means the Board of Directors of Vishay.

1.3.    “Cause” means any of the following:

(a)    Executive’s conviction of a felony or any other crime involving moral turpitude (whether or not involving Vishay and/or its subsidiaries);

(b)    any act or failure to act by Executive involving dishonesty, fraud, misrepresentation, theft or embezzlement of assets from Vishay and/or its subsidiaries; or

(c)    Executive’s (i) willful and repeated failure to substantially perform his duties under this Agreement (other than as a result of Disability) or (ii) willful and repeated failure to substantially comply with any policy of Vishay and/or its subsidiaries applicable to Executive; provided, however, that a termination pursuant to this clause (c) will not become effective unless Executive fails to cure such failure to perform or comply within thirty (30) days after written notice thereof from Vishay.

1.4.    “Change in Control” shall have the meaning given it under the Vishay Intertechnology, Inc. 2007 Stock Incentive Program (as amended and restated effective April 2008).

1.5.     “Code” means the Internal Revenue Code of 1986, as amended, or any successor code.

1.6.     “Common Stock” means the common stock, par value $.10 per share, of Vishay and any other security exchanged or substituted for such common stock or into which such common stock is converted in any recapitalization, reorganization, merger, consolidation, share exchange or other business combination transaction, including any reclassification consisting of a change in par value or a change from par value to no par value or vice versa.

1.7.    “Competing Business” means any business or venture located anywhere in the world that is engaged in the manufacture and supply of passive and discrete active electronic components and/or strain gages, strain gage transducers or strain gage instrumentation to the extent Vishay or any subsidiary of Vishay is engaged in such activities on the Date of Termination.

1.8.    “Date of Termination” means (i) the effective date on which Executive’s employment by Vishay terminates as specified in a Notice of Termination by Vishay or Executive, as the case may be or (ii) if Executive’s employment by Vishay terminates by reason of death, the date of Executive’s death.

1.9.    “Deferred Compensation Plan” means the Vishay Intertechnology, Inc. Nonqualified Deferred Compensation Plan, as in effect from time to time, or any successor plan.

1.10.    “Disability” shall have the meaning given it under the Vishay Intertechnology, Inc. 2007 Stock Incentive Program (as amended and restated effective April 2008).

1.11.    “Effective Date” means the date first indicated above.

1.12.    “Good Reason” means, without Executive’s express written consent, the occurrence of any of the following events:

(a)    any material and adverse change in Executive’s titles, offices, duties or responsibilities (including reporting responsibilities) from those set forth in this Agreement;

(b)    a reduction in Executive’s annual base salary (as the same may be increased from time to time after the Effective Date);

(c)    relocation of Executive’s principal place of performance to a location more than 30 miles from Malvern, Pennsylvania or such other location as may be determined by the Board of Directors pursuant to Section 3.4 hereof; or

(d)    any other material breach of this Agreement by Vishay that is not remedied by Vishay within thirty (30) days after receipt by Vishay of notice thereof from Executive.

Notwithstanding the foregoing, an isolated and inadvertent action taken by Vishay in good faith which is remedied by Vishay within thirty (30) days after receipt by Vishay of notice thereof from Executive shall not constitute Good Reason.

1.13.    “LIBOR” means the London Inter-Bank Offered Rate as in effect from time to time.

1.14.    “Non-Competition Period” means the period commencing upon the Date of Termination and continuing for the remainder of Executive’s life or such lesser period as is determined by Vishay, in its discretion, or by a court of competent jurisdiction pursuant to Section 9.5(d).

1.15.    “Non-Solicitation Period” means the period commencing upon the Date of Termination and continuing for the remainder of Executive’s life or such lesser period as is determined by a court of competent jurisdiction pursuant to Section 9.5(d).

1.16.    “Notice of Termination” means a written notice of termination of Executive’s employment with Vishay, signed by Executive, if to Vishay, or by a duly authorized officer of Vishay, if to Executive, which notice shall (i) indicate the specific termination provision in this Agreement relied upon; (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated; and (iii) specify the Date of Termination.  The failure by Executive or Vishay to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of Executive or Vishay hereunder or preclude Executive or Vishay from asserting such fact or circumstance in enforcing Executive’s or Vishay’s rights hereunder.

2.    Employment; Term.

2.1.    “Employment.  Vishay hereby employs Executive, and Executive hereby accepts employment by Vishay, in accordance with and subject to the terms and conditions set forth herein.

2.2.    Term.  The “Term” of this Agreement shall commence on the Effective Date and continue until terminated in accordance with the provisions of this Agreement.

3.    Duties.

3.1.    Position.  During the Term, Executive shall serve as Chief Technical and Business Development Officer of Vishay, reporting directly to the Board of Directors (or, at the direction of the Board of Directors, to the Chief Executive Officer of Vishay), and as Executive Chairman of the Board of Directors.

3.2.    Authority and Responsibility.  Executive shall have such authority and responsibility as is customary for the executive chairman of the board of directors and the chief technical and business development officer of a major multi-national corporation.

3.3.    Activity.  Excluding any periods of vacation, personal and sick leave to which Executive is entitled, Executive shall devote his full professional attention and best efforts during the Term to the business and affairs of Vishay.  It shall not be considered a violation of the foregoing for Executive to (i) serve on corporate, industry, civic or charitable boards or committees or (ii) manage personal investments, so long as such activities would be permitted under Section 9 and do not interfere with the performance of Executive’s responsibilities as an employee of Vishay in accordance with this Agreement.

3.4.    Place of Performance.  Executive’s employment and office shall be based at Vishay’s offices in Malvern, Pennsylvania or such other location not more than 30 miles from Malvern, Pennsylvania as the Board of Directors shall determine.  Executive recognizes that his duties will require reasonable travel to domestic and international locations, at Vishay’s expense.

4.    Compensation.

4.1.    Base Salary.  Vishay shall pay Executive a base salary, subject to annual review by the Compensation Committee of the Board of Directors, of not less than $975,000 per year.  Such base salary shall be paid in accordance with Vishay’s standard salary policies as they exist from time to time, subject to such deductions, if any, as are required by law or elected by Executive (for example, 401(k) contributions).

4.2.    Bonus.  Executive shall be entitled to an annual performance bonus pursuant to the Vishay Intertechnology Section 162(m) Cash Bonus Plan (the “Cash Bonus Plan”) or any successor plan.  Such bonus shall be payable in cash, equal to the lesser of (i) 3.0% of Vishay’s adjusted net income, as determined under the terms of the Cash Bonus Plan, and (ii) three times Executive’s base salary for the year in which the bonus is earned.  Although the Board of Directors intends that the Cash Bonus Plan be the primary vehicle for the Executive’s bonus, the Board of Directors retains the authority to grant additional bonuses in excess of the limits under the Cash Bonus Plan.

4.3.    Mandatory Deferral of Compensation.  Except with respect to Section 6, to the extent that all or a portion of Executive’s compensation payable hereunder, after taking into account all other compensation Executive receives from Vishay, is not deductible by Vishay by operation of Section 162(m) of the Code or any other similar regulatory limitation, Vishay shall not pay such compensation to Executive and, in lieu thereof, shall credit the amount of such compensation to Executive’s account under the Deferred Compensation Plan.

4.4.    Phantom Stock Awards.  As of January 1 of each year of the Term, Vishay shall grant Executive 5,000 shares of phantom common stock.  Such phantom stock shall be fully vested on the date of grant and shall be payable in Common Stock within 30 days after the Date of Termination.  Such phantom stock awards shall be granted under, and subject to the terms of, the Vishay Intertechnology, Inc.  Senior Executive Phantom Stock Plan or any successor plan.

5.    Benefits.

5.1.    Participation in Benefit Plans and Programs.  During the Term, Executive shall be entitled to participate in any and all medical insurance, group health insurance, disability insurance, life insurance and retirement plans which are generally made available by Vishay to its senior executives, subject to the eligibility requirements and other provisions of such plans and programs.

5.2.    Pension.  Vishay shall provide Executive with a pension, as set forth in Attachment A hereto, providing annual annuity payments for Executive’s life equal to the lesser of (i) 50% of Executive’s average base salary and the average annual bonus to which Executive was entitled (without regard to whether Executive waived payment of all or part of such bonus) for the five calendar years preceding the Executive’s termination of employment and (ii) $1,000,000.

5.3.    Deferred Compensation Plan.  As of each January 1 of the Term, Vishay shall credit $150,000 to Executive’s account under the Deferred Compensation Plan.  In addition, Executive shall be entitled to make voluntary deferrals in accordance with the terms of the Deferred Compensation Plan.

5.4.    Reimbursement of Expenses.  In accordance with Vishay’s standard reimbursement policies as they exist from time to time, Vishay shall reimburse Executive for all reasonable and documented travel, business entertainment and other business expenses incurred by Executive in connection with the performance of his duties under this Agreement.

5.5.    Vacation, Personal and Sick Days.  Executive shall be entitled to paid vacation days, holidays, personal and sick days in accordance with and subject to Vishay’s policies for Vishay’s senior executives, as in effect from time to time.

5.6.    Indemnification.  Vishay shall indemnify Executive to the extent provided in Vishay’s certificate of incorporation and/or bylaws, as in effect from time to time.

5.7.    Other.  Executive shall be entitled to such other benefits or perquisites as Vishay generally makes available to its senior executives.

6.    Supplemental Contract Payments.

6.1.    General.  Executive is entitled to six (6) separate cash payments in the amount of $10,000,000 (Ten Million Dollars) (each a “Contract Payment”) payable as follows, subject to Sections 6.2 through 6.5:

6.1.1.    Upon the Effective Date, Vishay will pay or cause to be paid the first Contract Payment to or as directed by Executive; and

6.1.2.    On each of the first five (5) anniversaries of the Effective Date or, in Vishay’s discretion, such later date during the calendar year in which any such anniversary occurs as is specified by Vishay (each a “Payment Date”), Vishay will pay or cause to be paid a Contract Payment to or as directed by Executive (or his estate, if applicable).

Nothing in this Section 6 shall affect Executive’s rights to any other compensation and benefits provided for under this Agreement.

6.2.    Termination of Employment without Cause or Resignation with Good Reason.

6.2.1.    Prior to a Change in Control.  In the event Executive’s employment with Vishay is terminated by Vishay without Cause or by Executive with Good Reason, in each case prior to a Change in Control of Vishay, such termination shall not affect Executive’s right (or his estate’s right, if applicable) to receive all of the Contract Payments that have not yet been paid as of the date of such termination, and each Contract Payment that remains unpaid shall be paid to or as directed by Executive (or his estate, if applicable) on the applicable Payment Date.

6.2.2.    Following a Change in Control.  In the event Executive’s employment with Vishay is terminated by Vishay without Cause or by Executive with Good Reason, in each case after a Change in Control of Vishay, payment of any and all of the Contract Payments that have not yet been paid as of the date of such termination shall be accelerated and paid to or as directed by Executive immediately upon such termination.

6.3.    Termination by Reason of Death or Disability. In the event of Executive’s death while employed with Vishay, or in the event Executive’s employment with Vishay is terminated by Vishay or by Executive due to Executive’s Disability, such death or termination of employment shall not affect Executive’s right (or his estate’s right, if applicable) to receive all of the Contract Payments that are not yet required to be paid as of the date of his death or termination due to Disability, and each Contract Payment that remains unpaid shall be paid to or as directed by Executive (or his estate, if applicable) on the applicable Payment Date; provided, however, that in the event of a Change in Control of Vishay, whether before or after such death or termination, payment of any and all of the Contract Payments that have not yet been paid as of the later of the date of such death or termination and the Change of Control of Vishay shall be accelerated and paid to or as directed by Executive (or his estate, if applicable) immediately upon the later to occur of such death or termination or such Change in Control.

6.4.    Termination of Employment with Cause or without Good Reason.  In the event Executive’s employment with Vishay is terminated by Vishay with Cause or by Executive without Good Reason, any and all of the Contract Payments which have not yet been paid will immediately and automatically, without any action on the part of Vishay, be forfeited, and Executive will have no further rights with respect to those Contract Payments.

6.5.    Delay of Contract Payments.  Notwithstanding anything in this Section 6 to the contrary, if the making of any Contract Payment on an applicable Payment Date would jeopardize the ability of Vishay and each of its subsidiaries for which Executive performs services on the applicable Payment Date (or performed services on the date Executive’s employment terminated) to continue as a going concern (as determined by the Board of Directors and only if disclosed in a filing by Vishay with the U.S. Securities and Exchange Commission), such Contract Payment will be paid, with interest at LIBOR, as soon as the making of the Contract Payment would no longer jeopardize the ability of Vishay or of such subsidiary to continue as a going concern.

7.    Termination of Employment; Compensation Upon Termination.

7.1.    Termination.  Executive’s employment with Vishay may be terminated at any time under the following circumstances:

(a)    Death.  Executive’s employment hereunder shall terminate upon Executive’s death.

(b)    Termination by Vishay.  Vishay may terminate Executive’s employment with or without Cause, by Notice of Termination to Executive, provided, however, that Vishay shall not terminate Executive’s employment without Cause unless it gives Executive no less than thirty (30) days written notice.  Solely for purposes of this Section 7.1, a termination due to Executive’s Disability shall be equivalent to a termination by Vishay without Cause.

(c)    Termination by Executive.  Executive may terminate his employment with or without Good Reason or due to Executive’s Disability, by Notice of Termination to Vishay, provided, however, that Executive shall not terminate his employment without Good Reason unless he gives Vishay no less than thirty (30) days written notice.

7.2.    Compensation Upon Termination.

(a)    General.  Upon termination of Executive’s employment with Vishay, Executive shall be entitled to the following:

(i)      A lump sum cash payment equal to all Accrued Compensation, such payment to be made within 15 days after the Date of Termination.

(ii)     Payment of Executive’s bonus pursuant to Section 4.2 hereof for the calendar year preceding the Date of Termination, if not previously paid, which shall be paid at such time as such bonus would have been paid to Executive if not for Executive’s termination of employment.

(iii)    Payment of the phantom stock awards pursuant to Section 4.4.

(iv)    Payment of Executive’s account under the Deferred Compensation Plan pursuant to the terms of such plan.

(v)    At Executive’s (or his surviving spouse’s) election, either continued eligibility for medical benefits under a plan sponsored by Vishay for its senior executives or a reimbursement to Executive for privately obtained coverage, in either case for the life of Executive and his surviving spouse.  The annual cost to Vishay, whether as reimbursement or premium costs, shall not exceed $15,000 (or, if less, the amount Vishay then pays for medical coverage for its senior executives), provided, however, that Executive or his surviving spouse shall be permitted to continue coverage and pay any cost in excess of such limit.

(b)    Termination by Vishay Without Cause; Termination by Executive With Good Reason.  In addition to the foregoing, in the event Executive’s employment with Vishay is terminated by Vishay without Cause or by Executive with Good Reason, Executive shall be entitled to payment of the amount Executive would have received (if not for Executive’s termination of employment) as a bonus pursuant to Section 4.2 hereof for the calendar year of the Date of Termination, which amount shall be paid at such time as such bonus would have been paid to Executive if not for Executive’s termination of employment.

8.    Section 280G and 409A of the Code.

8.1.    Section 280G.  In the event that the aggregate of all or some of the payments or benefits made or provided to Executive under this Agreement (the “Aggregate Payments”) is determined to constitute a Parachute Payment, as such term is defined in Section 280G(b)(2) of the Code, or any successor provision, Vishay shall pay to Executive, at the time the applicable excise tax is required to be withheld by Vishay and remitted to the Internal Revenue Service or five (5) business days before it is required to be paid by Executive, the amount of any excise tax imposed by Section 4999 of the Code, or any successor provision (“Excise Tax”), payable with respect to such Aggregate Payment, plus an additional payment in an amount such that after payment by Executive of all taxes, including, without limitation, any income, employment and excise tax (including any interest or penalties imposed with respect to such taxes) imposed upon such additional payment, the Executive retains an amount of such additional payment equal to the Excise Tax imposed upon the Aggregate Payment.  The determination of whether the Aggregate Payment constitutes a Parachute Payment and, if so, the amount to be paid to Executive and the time of payment pursuant to this Section 8.1, shall be made by an independent auditor (the “Auditor”) selected and paid by Vishay; provided, however, that the Auditor shall be a nationally recognized United States public accounting firm.  Notwithstanding the foregoing, in the event that the amount of Executive’s Excise Tax liability is subsequently determined to be greater than the Excise Tax liability with respect to which an initial payment to Executive under this Section 8.1 has been made, Vishay shall pay to Executive an additional amount with respect to such additional Excise Tax (and any interest and penalties thereon) at the time that the amount of the actual Excise Tax liability is finally determined, such additional amount to be calculated in the same manner as such initial payment.  In the event that the amount of Executive’s Excise Tax liability is subsequently determined to be less than the Excise Tax liability with respect to which an initial payment to Executive under this Section 8.1 has been made, Executive, at the time that the amount of the actual Excise Tax liability is finally determined, shall pay to Vishay the amount by which such initial payment exceeds the amount of Executive’s Excise Tax liability.  Executive and Vishay shall cooperate with each other in connection with any action, arbitration, suit, investigation or proceeding (collectively, “Proceeding”) relating to the existence or amount of liability for Excise Tax, and all expenses relating to any such Proceeding (including all reasonable attorney’s fees and other expenses incurred by Executive in connection therewith) shall be paid by Vishay promptly upon notice of demand from Executive.

8.2.    Section 409A.

8.2.1.    All payments and benefits provided to Executive pursuant to this Agreement shall be interpreted, to the extent permissible under applicable law, so as to avoid any sanctions under Section 409A of the Code.  If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.

8.2.2.    If the termination giving rise to the payments described in Section 4.4, Section 5.2 and Section 6 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to those Sections will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period. If Executive dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the Executive’s estate within 10 days after the date of the Employee’s death.  This Section 8.2.2 should not be construed to prevent the application of Treas. Reg. §§ 1.409A-1(b)(4) or -1(b)(9)(iii) (or any successor provisions) to any amount payable to Executive.  For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) to this Agreement, each payment in a series of payments will be deemed a separate payment.

8.2.3.    Notwithstanding anything in this Agreement to the contrary or otherwise, to the extent an expense, reimbursement or in-kind benefit provided pursuant to this Agreement constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (i) any reimbursement shall be for expenses incurred during Executive’s and his surviving spouse’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (iii) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred and (iv) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

9.    Restrictive Covenants.

9.1.    Non-Competition.  During the Non-Competition Period, Executive shall not, without the prior written consent of an authorized officer of Vishay, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, including as an officer, director, employee, independent contractor, subcontractor, stockholder, member, manager, partner, principal, consultant, advisor, agent, proprietor, trustee or investor, any Competing Business; provided, however, that nothing in this Agreement shall prevent Executive from (A) owning five percent (5%) or less of the stock or other securities of a publicly held corporation, so long as Executive does not in fact have the power to control, or direct the management of, and is not otherwise associated with, such corporation, or (B) performing services for an investment bank, investment advisor or investment fund that may, directly or indirectly, own, manage, operate, join, control, participate in, invest in or otherwise be connected or associated with, in any manner, any Competing Business, provided that Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with such Competing Business.  Notwithstanding the foregoing, if a company has separate divisions or subsidiaries, some of which conduct a Competing Business and some of which conduct other businesses which are not Competing Businesses, then the restrictions imposed hereunder with respect to Competing Businesses shall apply only to the divisions or subsidiaries of such company that conduct the Competing Businesses, provided that (A) Executive shall not, directly or indirectly, have any responsibility whatsoever for, provide any services whatsoever to, or otherwise be connected or associated with any Competing Business of the same company, and (B) Executive obtains the prior written consent of Vishay, which consent shall not be unreasonably with held.

9.2.    Non-Solicitation.  During the Non-Solicitation Period, Executive shall not, directly or indirectly:

(a)    solicit any customer of Vishay or any of its subsidiaries or affiliates to which Executive provided (or participated in a proposal to provide) services during the Term;

(b)    hire, solicit for employment, or recruit any person who at the relevant time is or, within the preceding three months, was, an officer, director, employee, independent contractor, subcontractor, manager, partner, principal, consultant, or agent of Vishay or any of its subsidiaries or affiliates, or induce or encourage any of the foregoing to terminate their employment, contractual or other relationship (as appropriate) with Vishay or any of its subsidiaries or affiliates, or attempt to do any of the foregoing either on Executive’s own behalf or for the benefit of any third person or entity;

(c)    persuade or seek to persuade any customer of Vishay or any of its subsidiaries or affiliates to cease to do business or to reduce the amount of business which the customer has customarily done or contemplates doing with Vishay or such subsidiary or affiliate, whether or not the relationship with such customer was originally established in whole or in part through Executive’s efforts; or

(d)    interfere in any manner in the relationship of Vishay or any of its subsidiaries or affiliates with any of their respective customers, suppliers, or independent contractors, whether or not the relationship with such customer, supplier or independent contractor was originally established in whole or in part through Executive’s efforts.

9.3.    Confidential Information.  Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose or otherwise communicate to any person, other than in the course of Executive’s assigned duties hereunder and for the benefit of Vishay and/or its subsidiaries or affiliates, either during the Term or at any time thereafter, any nonpublic, proprietary or confidential information, knowledge or data in any form or media, whether documentary, written, oral or computer generated, relating to Vishay, any of its subsidiaries, affiliated companies or businesses, which shall have been obtained by Executive during Executive’s employment by Vishay or during the Term.  The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Executive; (ii) becomes known to the public subsequent to disclosure to Executive through no wrongful act of Executive or any representative of Executive; or (iii) Executive is required to disclose by applicable law, regulation or legal process (provided that Executive provides Vishay with prior notice of the contemplated disclosure and reasonably cooperates with Vishay at its expense in seeking a protective order or other appropriate protection of such information).  Notwithstanding clauses (i) and (ii) of the preceding sentence, Executive’s obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain.

9.4.    Non-Disparagement.  Each of Executive and Vishay (for purposes hereof, Vishay shall mean only the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other party or, in the case of Vishay, its respective affiliates, employees, officers, directors, products or services.  Notwithstanding the foregoing, statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) shall not be subject to this Section 9.4.

9.5.    Acknowledgments Respecting Restrictive Covenants.

(a)    Executive has carefully read and considered the provisions of this Section 9 and, having done so, agrees that:

(i)    the restrictive covenants contained in this Section 9, including, without limitation, the scope and time period of such restrictions, are reasonable, fair and equitable in light of Executive’s duties and responsibilities under this Agreement and the benefits to be provided to him under this Agreement; and

(ii)    such restrictive covenants are reasonably necessary to protect the legitimate business interests of Vishay.

(b)    The parties acknowledge that it is impossible to measure in money the damages that will accrue to one party in the event that the other party breaches any of the restrictive covenants contained in this Section 9 and that any such damages, in any event, would be inadequate and insufficient.  Therefore, if one party breaches any restrictive covenant contained in this Section 9, the non-breaching party shall be entitled to an injunction restraining the breaching party from violating such restrictive covenant; provided, however, that a party must provide the other party with not less than thirty (30) days written notice prior to instituting an action or proceeding to enforce any restrictive covenant contained in this Section 9. If the non- breaching party shall institute any action or proceeding to enforce a restrictive covenant contained in this Section 9, the breaching party hereby waives, and agrees not to assert in any such action or proceeding, the claim or defense that the non-breaching party has an adequate remedy at law.

(c)    In the event of a breach of any of the restrictive covenants contained in this Section 9, the parties agree that the non-breaching party, in addition to any injunctive relief as described in Section 9.5(b), shall be entitled to any other appropriate legal or equitable remedy.

(d)    If any of the restrictive covenants contained in this Section 9 are deemed by a court of competent jurisdiction to be unenforceable by reason of their extent, duration or geographical scope or otherwise, the parties contemplate that the court shall revise such extent, duration, geographical scope or other provision but only to the extent required in order to render such restrictions enforceable, and enforce any such restriction in its revised form for all purposes in the manner contemplated hereby.

9.6.     Consideration.  Executive hereby acknowledges that Vishay’s obligation to make payments to Executive pursuant to Section 4, Section 6 and Section 7 of this Agreement is in consideration of Executive’s agreement to be bound by and comply with the provisions of this Section 9.

10.    Miscellaneous.

10.1.    Key Man Insurance.  Executive recognizes and acknowledges that Vishay~~.~~ or its affiliates may seek and purchase one or more policies providing key man life insurance with respect to Executive, the proceeds of which would be payable to Vishay or such affiliate.  Executive hereby consents to Vishay or its affiliates seeking and purchasing such insurance and will provide such information, undergo such medical examinations (at Vishay’s expense), execute such documents and otherwise take any and all actions necessary or desirable in order for Vishay or its affiliates to seek, purchase and maintain in full force and effect such policy or policies.  Vishay shall ensure that under no circumstances shall the results of any such medical examination shall be disclosed to any person or entity, including Vishay, other than to the Executive and to the applicable insurance company for purposes of providing such insurance, which insurance company shall hold such results in the strictest confidence.

10.2.    Notices.  Any notice, consent, request or other communication made or given in accordance with this Agreement, including any Notice of Termination, shall be in writing and shall be sent by (i) personal delivery to the party entitled thereto, (ii) facsimile with confirmation of receipt, (iii) registered or certified mail, return receipt requested, or (iv) Federal Express or similar courier service.  The notice, consent request or other communication shall be deemed to have been received upon personal delivery, upon confirmation of receipt of facsimile transmission or courier service, or, if mailed, three (3) days after mailing.  Any notice, consent, request or other communication made or given in accordance with the Agreement shall be made to those listed below at their following respective addresses or at such other address as each may specify by notice to the other:

To Vishay:

Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, PA 19355-2143
Attention: Chief Financial Officer

To Executive:

to the address on file with Vishay.

10.3.    No Mitigation.  In no event shall Executive be obligated to seek other employment or take other action by way of mitigation of the amounts payable to Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Executive obtains other employment.

10.4.    Successors.

(a)    This Agreement is personal to Executive and, without the prior written consent of Vishay, shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by Executive’s heirs and legal representatives.

(b)    This Agreement shall inure to the benefit of and be binding upon Vishay and its successors and assigns.

(c)    Vishay shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the assets of Vishay expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Vishay would have been required to perform if no such succession had taken place.  As used in this Agreement, “Vishay” shall mean both Vishay as defined above and any such successor that assumes and agrees to perform this Agreement, by operation of law or otherwise.

10.5.    Complete Understanding; Amendment; Waiver.  This Agreement constitutes the complete understanding between the parties with respect to the employment of Executive and supersedes all other prior agreements and understandings, both written and oral, between the  parties with respect to the subject matter hereof, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein.  This Agreement shall not be altered, modified, amended or terminated except by a written instrument signed by each of the parties hereto.  Any waiver of any term or provision hereof, or of the application of any such term or provision to any circumstances, shall be in writing signed by the party charged with giving such waiver.  Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.  No delay on the part of Vishay or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by Vishay or Executive of any such right or remedy shall preclude other or further exercise thereof.

10.6.    Withholding Taxes.  Vishay may withhold from all payments due to Executive (or his beneficiary or estate) under this Agreement all taxes which, by applicable federal, state, local or other law, Vishay is required to withhold therefrom.

10.7.    Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.  If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

10.8.    Governing Law.  This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law.

10.9.    Titles and Captions.  All Section titles or captions in this Agreement are for convenience only and in no way define, limit, extend or describe the scope or intent of any provision hereof.

10.10.      Counterparts.  This Agreement may be signed in one or more counterparts, each of which shall be deemed an original, and all such counterparts shall constitute but one and the same instrument.  The exchange of copies of this Agreement and of signature pages by facsimile transmission or electronic mail with scanned attachments shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic mail with scanned attachments shall be deemed to be their original signatures for all purposes.

[signature page follows]

IN WITNESS WHEREOF, Executive has executed this Agreement and, pursuant to the authorization of the Compensation Committee of the Board of Directors, Vishay has caused this Agreement to be executed in its name and on its behalf, all on the date above written.

                        VISHAY INTERTECHNOLOGY, INC.

                        By: /s/ Dr. Gerald Paul
                        Name: Dr. Gerald Paul
                        Title: Chief Executive Officer

                        EXECUTIVE:

                        /s/ Dr. Felix Zandman
                        Dr. Felix Zandman

ATTACHMENT A

Dr. Zandman Supplemental Executive Retirement Plan

1.    Payment of Retirement Benefit

1.1    Payment of Retirement Benefit.  Vishay shall pay a pension (the “Retirement Benefit”) to Dr. Felix Zandman (the “Executive”), as set forth herein, consisting of monthly annuity payments equal to one-twelfth of the lesser of (i) 50% of Executive’s average base salary and the average annual bonus to which Executive was entitled (without regard to whether Executive waived payment of all or part of such bonus) for the five calendar years preceding the Executive’s termination of employment and (ii) $1,000,000.  The terms and provisions of the Retirement Benefit, as set forth herein, shall be referred to as the “Dr. Zandman Supplemental Executive Retirement Plan” or the “Plan.”

1.2    Commencement of Payments.  Vishay shall commence payment of the Retirement Benefit as of the first month next following Executive’s termination of employment from Vishay for any reason (the “Benefit Commencement Date”), provided that if the termination giving rise to the payments described in Section 1.1 is not a “Separation from Service” within the meaning of Treas. Reg. § 1.409A-1(h)(1) (or any successor provision), then the amounts otherwise payable pursuant to the Plan will instead be deferred without interest and will not be paid until Executive experiences a Separation from Service.  In addition, to the extent compliance with the requirements of Treas. Reg. § 1.409A-3(i)(2) (or any successor provision) is necessary to avoid the application of an additional tax under Section 409A of the Code to payments due to Executive upon or following his Separation from Service, then notwithstanding any other provision of this Agreement (or any otherwise applicable plan, policy, agreement or arrangement), any such payments that are otherwise due within six months following Executive’s Separation from Service (taking into account the preceding sentence of this paragraph) will be deferred without interest and paid to Executive in a lump sum immediately following that six month period.  If Executive dies during the postponement period prior to payment of the postponed amount, the amounts withheld on account of Section 409A of the Code shall be paid to the Executive’s estate within 10 days after the date of the Employee’s death.  This Section 1.2 should not be construed to prevent the application of Treas. Reg. §§ 1.409A-1(b)(4) or -1(b)(9)(iii) (or any successor provisions) to any amount payable to Executive.  For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision) to this Agreement, each payment in a series of payments will be deemed a separate payment.

1.3    Normal Form of Payment.  The Retirement Benefit shall be paid as an annuity for the life of Executive, unless Executive elects that payment be made as a joint and 100% survivor annuity or a joint and 50% survivor annuity (each an “Optional Form”), as described below.

1.4    Joint and Survivor Annuity.  Under an Optional Form, payments would be made for Executive’s life and, after Executive’s death, for the life of Executive’s surviving beneficiary.  The surviving beneficiary would receive a benefit equal to 100% or 50% of the monthly benefit paid to Executive and the monthly payments to Executive would be actuarially reduced below the amount set forth in Section 1.1 above. The actuarial reduction will be in the amount that Vishay determines, based on the advice of its actuarial consultant, is necessary to provide a monthly survivorship pension to Executive’s beneficiary for his or her lifetime.  Notwithstanding the foregoing, any Optional Form shall be actuarially equivalent to the Retirement Benefit described in Section 1.1, applying reasonably actuarial methods and assumptions.

1.5    Election of Optional Form.  Executive’s election of an Optional Form must be made before the Benefit Commencement Date and cannot be changed after the Benefit Commencement Date.  If Executive’s beneficiary dies during Executive’s life, but after the Benefit Commencement Date, Executive will continue to receive the reduced benefit for the remainder of his life.

1.6    Revocation of Election.  Executive can revoke his election of an Optional Form (without the consent of his spouse or any other person) at any time prior to the Benefit Commencement Date, but not thereafter.  If Executive elects an Optional Form and Executive dies before the Benefit Commencement Date, Executive’s election automatically will be revoked and the Retirement Benefit will then be payable as an annuity for Executive’s life.

1.7    Beneficiaries.  If Executive elects an Optional Form he shall designate, or change his designation of, a beneficiary by written notice to the Compensation Committee of the Board of Directors of Vishay (the “Committee”).

1.8    Withholding for Taxes.  To the extent required by law, the Company shall withhold from payments made hereunder any federal, state, local or other taxes required to be withheld.

2.    Plan Administration

2.1    Committee.  The Committee shall administer the Plan and shall have the power and authority in its sole discretion to interpret the Plan, and to make all determinations in the administration of the Plan.  The Committee may employ such counsel, accountants, actuaries, and other agents as it shall deem advisable.  The Company shall pay the expenses incurred by the Committee in the administration of the Plan, including compensation of any such agents.

2.2    Committee Authority Regarding Payments. If the Committee has any doubt as to the proper beneficiary to receive payments hereunder, the Committee shall have the right to withhold such payments until the matter is finally adjudicated.  Any payment made by the Committee, in good faith and in accordance with this Plan, shall fully discharge the Company from all further obligations with respect to that payment.

2.3    Indemnification. The Company shall indemnify and save harmless each member of the Committee, and each employee, director or officer of the Company or of any of its subsidiaries, from and against any and all loss, liability, claim, damage, cost and expense which may arise by reason of, or be based upon, any matter connected with or related to the administration of the Plan (including, but not limited to, any and all expenses whatsoever reasonably incurred in investigating, preparing or defending against any litigation, commenced or threatened, or in settlement of any such claim whatsoever), unless such person shall have

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acted in bad faith or been guilty of willful misconduct in respect of his duties, actions or omissions in respect of the Plan.

3.    Claims Procedure

3.1    Administrator of Claims Procedure.  The Committee shall administer the claims procedure under the Plan.

The business address and telephone number of the Committee is:

Compensation Committee
Vishay Intertechnology, Inc.
63 Lancaster Avenue
Malvern, PA 19355-2143
(610) 644-1300

3.2    Claims.  Payment of the Retirement Benefit will begin automatically upon Executive’s termination of employment.  Nevertheless, if Executive or his beneficiary believes that he or she is entitled to additional benefits under this Plan, Claimant shall mail or deliver to the Committee a written request for such benefits.  The Committee shall establish a claims review procedure, including a right of review of a denied claim, that complies with the applicable requirements of law and shall adjudicate any claim in accordance with such claims procedures.

3.3    Resolution of Disputes.   Any dispute arising out of this Plan that remains notwithstanding exhaustion of the Plan’s claims procedure shall, if agreed to by Executive or his beneficiary and the Committee, be determined by arbitration under the rules of the American Arbitration Association then in effect (in which case both parties shall be bound by the arbitration award) or by litigation.  The venue for any such arbitration or litigation shall be Philadelphia, Pennsylvania.

4.    General

4.1    Source of Payment.  All benefits under the Plan shall be paid by the Company out of its general assets, and any rights of Executive or his beneficiary hereunder shall be mere unsecured contractual rights.  Vishay and Executive intend that the Plan shall be unfunded for tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and no trust, security, escrow, or similar account shall be established in connection with the Plan.  The Company may, however, in its discretion, establish a “rabbi trust” to assist in meeting its obligation to pay benefits under the Plan, and amounts paid from any such rabbi trust shall discharge the obligations of the Company hereunder to the extent of the payments.  Any trust so created shall be consistent with the terms of the model trust described in Revenue Procedure 92-64.  Executive or his beneficiary shall not have a preferred claim on or beneficial ownership interest in the assets of such rabbi trust.

4.2    Nontransferable.  Except as provided by the laws of descent and distribution or provided by will or insofar as this provision may be contrary to applicable law, no

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sale, transfer, alienation, assignment, pledge, collateralization, or attachment of any benefits under this Plan shall be valid or recognized by the Committee.

4.3    Governing Law.  This Plan shall be governed by the laws of Delaware without regard to the principles of conflict of laws except where such laws are superseded by ERISA, in which case ERISA shall control.

4.4    Severability.  In case any provision of this Plan shall be held illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if such illegal and invalid provisions had never been inserted herein.

4.5    Titles.  The titles to articles and headings of sections of this Plan are for convenience of reference and in case of any conflict the text of the Plan, rather than such titles and headings, shall control.  Words in the singular shall be read and construed as though used in the plural in all cases where they would so apply.

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